Zentalis Pharmaceuticals Reports Second Quarter 2021 Financial Results and Operational Update

Reported promising new interim data on both ZN-c3 and ZN-c5, highlighting their potentially best-in-class profiles

Dosed the first patient in a potentially registrational Phase 2 trial of ZN-c3 in patients with uterine serous carcinoma (USC)

Raised approximately $173 million in gross proceeds from recent follow-on offering

NEW YORK and SAN DIEGO, August 12, 2021 – Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the second quarter ended June 30, 2021 and highlighted recent corporate accomplishments.

“We have had an extremely productive second quarter, marked by significant clinical and regulatory advances that were outlined in our mid-year review in June. The data presented continue to support our candidates’ potential for best-in-class positioning – both as monotherapies and in combinations – for an array of difficult-to-treat cancers,” commented Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis. “Of note, our lead candidate, ZN-c3, demonstrated additional deepening and durable tumor responses, and based on this maturing data presented in June, we have identified potential accelerated approval paths for this candidate in USC and a biomarker-driven setting, with the Phase 2 trial in USC already underway.”

Continued Dr. Sun, “Furthermore, this momentous period for Zentalis was reinforced by the completion of a recent upsized public offering in which we raised approximately $173 million in gross proceeds. This financing ensures we are well-positioned to fund all upcoming key milestones, with the goal of delivering differentiated cancer treatments to patients globally.”

Program Highlights:

•In June 2021, Zentalis hosted a mid-year update webcast, providing key clinical and regulatory updates across its pipeline. Clinical highlights from the update included: five confirmed Partial Responses (PRs) and one unconfirmed PR in the Phase 1 monotherapy trial of ZN-c3 in a range of heavily pre-treated solid tumors; plans for two potentially registrational trials for ZN-c3 in USC and a biomarker-driven setting; an oral dose of 50 mg QD demonstrating a Clinical Benefit Rate of 40% in the Phase 1 monotherapy trial of ZN-c5 in ER+/HER2- breast cancer. For more information on the clinical results reported, click here.

•In July 2021, the Company dosed the first patient in a Phase 2 trial of ZN-c3 in women with recurrent or persistent USC. Following an end-of-Phase 1 meeting, the U.S. Food and Drug Administration (FDA) agreed in principle that ZN-c3 has the potential for an accelerated approval pathway based on the Phase 2 global study design in USC.

•In June 2021, the Company received orphan drug and rare pediatric disease designations from the FDA for ZN-c3 in combination with chemotherapy for the treatment of osteosarcoma. Zentalis expects to initiate a Phase 1/2 trial in 3Q 2021.

•In April 2021, Zentalis reported initial results from the Phase 1 portion of a Phase 1/2 trial of ZN-c3 in advanced solid tumors in a late-breaking session at the AACR Annual Meeting in April, which was further discussed at a webcast event with Key Opinion Leaders.

•In April 2021, Zentalis entered into a Clinical Trial Collaboration and Supply Agreement with GSK to investigate the combination of ZN-c3 and niraparib, GSK’s poly (ADP-ribose) polymerase (PARP) inhibitor, in patients with advanced epithelial ovarian cancer. The Company expects to initiate a Phase 1b trial with this combination in the second half of 2021.

Zentera Highlights:

•In July 2021, Zentera, a Shanghai-based clinical-stage biopharmaceutical company formed by Zentalis, announced the completion of a $75 million Series B financing. The proceeds will be used to advance the clinical development of three Zentalis-discovered candidates, ZN-c3, ZN-c5 and ZN-d5, in China, in addition to business development opportunities for pipeline expansion.

•As of July 2021, Zentera had received CTA acceptances in China for ZN-c3, ZN-c3 in combination, ZN-c5 and ZN-d5. Two clinical trials are ongoing with plans to initiate one more trial by year-end 2021.

Corporate Highlights:
•In July 2021, Zentalis closed an underwritten public offering of 3,565,000 shares of its common stock at a public offering price of $48.50 per share. The total gross proceeds were approximately $172.9 million, before deducting underwriting discounts and commissions and offering expenses payable by Zentalis.

Second Quarter 2021 Financial Results
•Cash and Marketable Securities Position: As of June 30, 2021, Zentalis had cash, cash equivalents and marketable securities of $250.9 million. We believe that our existing cash, cash equivalents and marketable securities as of June 30, 2021, together with the net proceeds from our July 2021 follow-on offering, will enable us to fund our operating expenses and capital expenditure requirements into the third quarter of 2023.

•Research and Development Expenses: Research and development expenses for the three months ended June 30, 2021 were $44.8 million, compared to $17.5 million for the three months ended June 30, 2020. The increase of $27.3 million was primarily due to increases in external research and development expenses related to our lead product candidates, as we advanced our Phase 1/2 clinical trials for ZN-c3 and ZN-c5. In addition, in the three months ended June 30, 2021, we conducted additional preclinical studies, incurred additional manufacturing costs, and incurred increased costs for study and lab materials.

•General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2021 were $10.4 million, compared to $9.9 million during the three months ended June 30, 2020. This increase of $0.5 million was primarily attributable to an increase of $2.0 million in employee-related and supply costs, partially offset by a reduction in allocable overhead facility expenses.

•Net Loss: Net loss was $55.1 million for three months ended June 30, 2021, compared to $27.3 million for the three months ended June 30, 2020. The $27.8 million increase in net loss was primarily the result of the increases in research and development and general and administrative expenses discussed above.

•Impact from COVID-19 Pandemic: Though the impact of the COVID-19 pandemic to our business and operating results presents additional uncertainty and cannot be predicted with confidence, we continue to use the best information available to inform our critical accounting estimates.

About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, which include ZN-c3, a WEE1 inhibitor for advanced solid tumors, ZN-c5, an oral selective estrogen receptor degrader (SERD) for ER+/HER2- breast cancer, ZN-d5, a BCL-2 inhibitor for hematologic malignancies, and ZN-e4, an EGFR inhibitor for non-small cell lung carcinoma (NSCLC). Zentalis has operations in both New York and San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the Unites States and globally, plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones, activities in connection with our collaboration with Tempus, the anticipated impact of the COVID-19 pandemic on our business and operating results, our participation in upcoming events and presentations, and the sufficiency of our cash and cash equivalents. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidate; failure to identify additional product candidates and develop or commercialize marketable products; the early stage of our development efforts; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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Investor Contact:
Gitanjali Jain
Solebury Trout
gogawa@soleburytrout.com

Media Contact:
Julia Deutsch
Solebury Trout
jdeutsch@soleburytrout.com

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating Expenses
Research and development	$44,770	$17,452	$83,164	$30,710
General and administrative	10,362	9,924	22,315	13,065
Total operating expenses	55,132	27,376	105,479	43,775
Operating loss	(55,132)	(27,376)	(105,479)	(43,775)
Other Income (Expense)
Investment and other income, net	115	84	214	248
Other expense	(139)	—	(183)	—
Net loss before income taxes	(55,017)	(27,292)	(105,265)	(43,527)
Income tax expense	45	—	241	—
Net loss	(55,062)	(27,292)	(105,506)	(43,527)
Net loss attributable to noncontrolling interests	(488)	(435)	(1,031)	(544)
Net loss attributable to Zentalis	$(54,574)	$(26,857)	$(104,475)	$(42,983)
Net loss per common share outstanding, basic and diluted	$(1.34)	$(0.78)	$(2.58)	$(2.53)
Common shares used in computing net loss per share, basic and diluted	40,738	34,353	40,549	16,978

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of June 30,	As of December 31,
	2021	2020
Cash, cash equivalents and marketable securities	$250,900	$338,505
Working capital (1)	225,872	316,503
Total assets	283,962	365,555
Total liabilities	36,353	32,178
Total Zentalis equity	$247,609	$333,377

(1) The Company defines working capital as current assets less current liabilities.